Exhibit 99.1

Investor and Media Relations

Susan Specht

Director, Corporate Communications

(206) 442-6592

FOR IMMEDIATE RELEASE

ZymoGenetics Reports Second Quarter 2009 Financial Results

Seattle, August 3, 2009 – ZymoGenetics, Inc. (NASDAQ:ZGEN) today reported financial results for the second quarter ended June 30, 2009. In the second quarter of 2009, the company’s net loss improved to $27.0 million, or $0.39 per share, from $37.4 million, or $0.54 per share, for the second quarter of 2008. The improvement primarily resulted from increased product sales of RECOTHROM and higher collaboration and license revenues.

“We made substantial progress during the quarter toward our goals for the year,” said Douglas E. Williams, Ph.D., Chief Executive Officer of ZymoGenetics. “The development of PEG-Interferon lambda is proceeding according to plan, with the recent completion of Phase 1b enrollment and preparations underway for Phase 2 initiation later this year. RECOTHROM® sales trends are on track to meet our guidance for the year. The company’s financial outlook has been improved through the corporate restructuring announced in April. We’re focused on continuing to build on these trends over the remainder of the year.”

Financial Results

Revenues for the second quarter of 2009 were $22.6 million compared to $12.6 million for the prior year quarter. The increase resulted from higher collaboration and license revenues and higher sales of RECOTHROM in the United States.

RECOTHROM net sales were $6.0 million for the second quarter of 2009 compared to $1.4 million for the second quarter of 2008. The increase was attributable to increased market share as additional hospitals converted from bovine thrombin to RECOTHROM and existing customers increased their purchase volumes of RECOTHROM. Second quarter 2009 RECOTHROM hospital unit demand also increased from first quarter of 2009, growing by approximately 24%. Costs of product sales rose in line with sales.

Collaboration and license revenues were $16.3 million for the second quarter of 2009 compared to $9.5 million in the prior year quarter. The increase was primarily related to the PEG-Interferon lambda collaboration with Bristol-Myers Squibb signed in January of 2009 and the acceleration of previously deferred revenue associated with the August 2008 restructuring of the atacicept co-development relationship with Merck Serono. These increases were partially offset by decreased milestones on out-licensed products and reduced revenue recognition under the RECOTHROM collaboration with Bayer Healthcare.

Research and development expenses for the second quarter of 2009 were $29.1 million, a decrease of $3.9 million from the second quarter of 2008. The decrease was primarily the result of all research and development costs under the atacicept co-development collaboration being assumed by Merck Serono, partially offset by $7.0 million of severance costs associated with our April 2009 restructuring.

Selling, general and administrative expenses for the second quarter of 2009 were $16.7 million compared to $16.0 million in the second quarter of 2008. The increase primarily resulted from $1.8 million of severance costs associated with the April 2009 restructuring and increased commissions due Bayer Healthcare on RECOTHROM net sales, partially offset by reduced stock-based compensation and legal expenses.

Net other expense for the second quarter of 2009 totaled $2.3 million as compared to $0.8 million for the second quarter of 2008. The increase resulted from lower investment income for the second quarter of 2009, which was caused by reduced amounts available to invest and lower rates of return on those investments. Interest expense related to the first $25.0 million draw on the Deerfield Management debt financing in November 2008 also contributed to the increased expense.

As of June 30, 2009, the company had $118.2 million of cash, cash equivalents and short-term investments. This amount does not include a $25.0 million milestone payment from Bristol-Myers Squibb received in July or an additional $70.0 million expected to be received later this year under the PEG-Interferon lambda collaboration agreement. A funding arrangement with Deerfield Management allows the company to borrow up to an additional $75.0 million through January 26, 2010 with repayment of outstanding principal and interest in June 2013.

Business Highlights

ZymoGenetics business highlights for the second quarter of 2009 included the following.

PEG-Interferon lambda

Interim Phase 1b results were presented at the European Association for the Study of the Liver annual meeting in April 2009, showing that PEG-Interferon lambda was well tolerated and demonstrated robust, dose-dependent anti-viral activity as a single agent and in combination with ribavirin. In collaboration with Bristol-Myers Squibb Company (BMS), the company is working toward initiation of Phase 2 testing in Hepatitis C patients later this year. Phase 1b patient enrollment was completed in the second quarter, and activities in support of Phase 2 initiation are underway. In recognition of this progress, in June 2009, the company earned a milestone payment of $25.0 million from BMS, which was received in July 2009, bringing total milestone payments received from BMS in 2009 to $130.0 million.

RECOTHROM® Thrombin, topical (Recombinant)

End user demand for RECOTHROM continued to increase in the second quarter. Overall hospital demand increased by approximately 24% in the second quarter of 2009 versus the first quarter of 2009. The company’s partner, Bayer Healthcare, continues to pursue approval in Europe, Canada and Australia.

Results from the Phase 3b RECOTHROM clinical trial were published in the June issue of Journal of the American College of Surgeons. This study analyzed the safety of RECOTHROM in surgical patients with confirmed or highly likely prior exposure to bovine thrombin. One out of six patients in the Phase 3b study had antibodies to bovine thrombin at baseline. None of the patients in the Phase 3b study developed antibodies to RECOTHROM after topical application of the product in surgery, and adverse events were consistent with those typically observed in surgical patients, suggesting that RECOTHROM can be safely used in patients with pre-existing antibodies to bovine thrombin.

Interleukin-21 (IL-21)

In May 2009, the company reported encouraging interim Phase 2 results with IL-21 in metastatic melanoma at the World Congress on Melanoma meeting. The single-agent Phase 2 clinical trial is evaluating IL-21 in patients with no prior systemic therapy for metastatic melanoma. To date, 7 of the 24 patients (29%) had a partial response (5 confirmed by RECIST criteria). Eight patients (33%) had stable disease. The most common adverse events were mild or moderate fatigue and rash.

At the American Society of Clinical Oncology meeting in May 2009, the company announced positive final results from a Phase 2 clinical trial in patients receiving 2nd or 3rd line therapy for advanced renal cell carcinoma with IL-21 and Nexavar® (sorafenib) tablets. The combination demonstrated considerable clinical benefit, with an overall response rate of 21%, a disease control rate of 82%, and progression-free survival of 5.7 months. Overall, the results indicated that IL-21 with Nexavar was well tolerated and is associated with meaningful anti-tumor activity in patients who have failed prior therapy. ZymoGenetics has worldwide rights to IL-21 and currently intends to seek a partner to assist with further development of and commercialization efforts.

Corporate Restructuring

In April 2009, the company announced a reduction in its workforce of approximately 32% as part of a corporate restructuring. The company reorganized operations to focus resources on assets with the potential to generate the greatest value for shareholders. The company expects to realize an annual reduction in operating expenses of approximately $30.0 million beginning in the third quarter as a result of these actions.

Executive Management

In June 2009, the company announced the promotion of Eleanor L. Ramos, M.D. to Senior Vice President and Chief Medical Officer and a member of the executive management committee. Previously, Dr. Ramos oversaw the clinical strategy for the company’s immunology pipeline and managed clinical development functions related to the PEG-Interferon lambda clinical trial program.

Conference Call and Webcast Information

ZymoGenetics Second Quarter 2009 Financial Results Conference Call will be held on Monday, August 3, 2009 at 4:30 p.m. Eastern Time and may be accessed at www.zymogenetics.com or by dialing 1-877-407-0778 (International: 1-201-689-8565). Participants should dial in to the call approximately 10 minutes prior to the scheduled start time to register. A live audio webcast and slide presentation can be accessed by going to: www.zymogenetics.com. The webcast will be archived for 60 days.

For replay, please visit www.zymogenetics.com or use the following information:

•	U.S. callers: 1-877-660-6853

•	International callers: 1-201-612-7415

Replay passcode account #: 286

Conference ID #: 327387

About ZymoGenetics

ZymoGenetics is focused on the creation of novel protein drugs to improve patient care and address unmet medical needs. The company’s strategy is to discover, develop and commercialize its products independently, in collaboration with partner companies or through out-licensing. ZymoGenetics developed and markets RECOTHROM® Thrombin, topical (Recombinant), a synthetic version of a human blood-clotting enzyme used to stop bleeding during surgery. The company is developing a proprietary portfolio of immune-based product candidates. PEG-Interferon lambda is a novel type-3 interferon in clinical development for the treatment of chronic hepatitis C infection. Interleukin-21 is a novel cytokine in clinical development for the treatment of metastatic melanoma and renal cell carcinoma. Several other proprietary product candidates are in preclinical development. In addition, ZymoGenetics has licensed rights to multiple clinical and preclinical drug candidates being developed by other companies. For further information, visit www.zymogenetics.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, those related to the Company’s results of operations and expenses, RECOTHROM sales and commercialization efforts, milestone payments in connection with PEG-Interferon lambda development, the Company’s clinical development programs and the timing and potential benefits thereof and the ability of ZymoGenetics to successfully partner with third parties to assist with development and commercialization efforts. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict and that could cause actual results and the timing and outcome of events to differ materially from those expressed in or implied by the forward-looking statements. These risks include, but are not limited to, risks associated with the Company’s unproven product sales and marketing, manufacturing and commercialization capabilities, the risk that the Company is not able to establish, maintain or derive anticipated benefits from strategic partnerships and collaborations, the risk that the Company’s revenues generated are smaller than anticipated and that its expenses and cash needs are greater than anticipated, the risk that the Company is unable to advance its clinical programs and regulatory applications and action at the rate it expects or at all, the risk that milestone payments under partnering or collaboration agreements are not earned when expected or at all and other risks detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and from time to time in other reports filed by ZymoGenetics with the U.S. Securities and Exchange Commission. ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

RECOTHROM® Thrombin, topical (Recombinant) is a registered trademark of ZymoGenetics, Inc.

Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals, Inc.

ZYMOGENETICS, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Product sales, net	$6,002	$1,384	$10,507	$2,370
Royalties	294	1,700	615	3,234
Collaborations and licenses	16,276	9,498	36,295	20,490

Total revenues	22,572	12,582	47,417	26,094
Costs and expenses:
Costs of product sales	1,363	194	2,379	300
Research and development	29,137	33,060	53,874	72,308
Selling, general and administrative	16,738	15,955	31,740	30,582

Total costs and expenses	47,238	49,209	87,993	103,190

Loss from operations	(24,666)	(36,627)	(40,576)	(77,096)
Other expense, net	(2,311)	(753)	(4,530)	(1,180)

Net loss	$(26,977)	$(37,380)	$(45,106)	$(78,276)

Basic and diluted net loss per share	$(0.39)	$(0.54)	$(0.65)	$(1.14)

Weighted-average number of shares used in computing net loss per share	69,036	68,705	68,953	68,613

BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2009	December 31, 2008
Cash, cash equivalents and short-term investments	$118,160	$89,887
Inventory	43,682	28,241
Other current assets	36,658	14,828
Property and equipment, net	61,018	63,676
Deferred financing costs, net	5,911	6,726
Other assets	5,640	6,688

Total assets	$271,069	$210,046

Current liabilities	113,101	$56,968
Lease obligations	67,012	67,366
Debt obligation	25,000	25,000
Collaboration obligation	49,981	—
Other long-term liabilities	30,412	37,353
Shareholders’ equity	(14,437)	23,359

Total liabilities and shareholders’ equity	$271,069	$210,046

# # #